EX 99.28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Curian Series Trust:

We consent to the use of our report dated April 4, 2011 included herein, and the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
April 4, 2011